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                                                                    Exhibit 10.4

                     INTERNET COLOCATION SERVICES AGREEMENT

      This INTERNET COLOCATION SERVICES AGREEMENT (the "Agreement") is made and entered into as of the 5th day of October, 1999 (the "Effective Date"), by and between Terra Networks Interactive Services USA, LLC, a Delaware limited liability company ("TI USA Portal"), and IDT Corporation, a Delaware corporation ("IDT") (each a "Party" and together the "Parties").

                                   WITNESSETH

      WHEREAS, TI USA PORTAL is in the business of providing certain Internet services;

      WHEREAS, IDT is in the business of offering Internet services relating to, among other things, hosting of sites on the World Wide Web portion of the Internet;

      WHEREAS, TI USA PORTAL desires to engage IDT, and IDT desires to be engaged by TI USA PORTAL, to provide such Internet services to TI USA PORTAL on the terms and subject to the conditions set forth below.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

      1. Provision of Colocation Services and other Obligations of IDT

            1.1 Colocation Services. IDT agrees to provide Colocation Services to TI USA PORTAL, and, as further described on Exhibit "A," to provide certain other related services to TI USA PORTAL. As used herein, the term "Colocation Services" shall mean the hosting of sites on the World Wide Web portion of the Internet (the "Web Sites") for TI USA PORTAL and the provision of related services, all as described on Exhibit "A" attached hereto. IDT shall provide the Colocation Services so that each Web Site is accessible to third parties via the World Wide Web portion of the Internet as specified herein, and, in all cases, in conformity with all applicable laws, rules and regulations and the service levels set forth on Exhibit "A" attached hereto.

            1.2 IDT Support Resources. IDT shall provide, configure, install, operate and maintain all information and technology resources needed to provide the Colocation Services. These resources are described on Exhibit "B" attached hereto.

      2. Fees and Payment. In consideration of the provision of the Colocation Services hereunder, TI USA PORTAL shall pay to IDT service fees in the amounts, and pursuant to the schedules, terms and conditions, set forth on Exhibit "C" hereto. These fees shall at all times be the lesser of (a) the lowest market price for comparable services
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provided by reputable, financially sound Colocation service providers, and (b)
the lowest price charged by IDT for comparable services to other customers.

      3. Insurance. IDT, at its sole cost and expense, shall procure and maintain a policy insuring itself against liability for errors and omissions insurance in the amount of at least $5,000,000 per year, subject to an annual deductible of no more than $50,000, which shall remain in effect during the term of this Agreement. Promptly following execution of this Agreement, IDT shall furnish to TI USA PORTAL a certificate of insurance and any other relevant documentation as evidence of said insurance policy. TI USA PORTAL shall be named as an "additional insured" under such policy.

      4. Activity Reports. IDT shall provide daily, weekly and monthly service level activity reports to TI USA PORTAL, in such forms and at such times as are reasonably agreed upon by TI USA PORTAL and IDT as necessary, measuring IDT's compliance with the service level criteria set forth in Exhibit A above, at a minimum providing comparable information as that contained in IDT's own similar reports and which are reasonably consistent with any industry standards for such reports.

      5. Proprietary Information. During the term of this Agreement and for a period of two (2) years thereafter, each of the Parties shall, and shall cause its respective officers, directors, affiliates, assigns, employees, auditors, regulators, attorneys, financial advisors and other agents to, hold in confidence, and use only for the purposes of this Agreement, any and all Proprietary Information of one Party which is disclosed, made available or otherwise obtained by the other. The term "Proprietary Information" shall mean all information which one Party, directly or indirectly, obtains from the other Party as a result of this Agreement, other than information (a) that already is in the public domain through no wrongful act of the other party; (b) that, after disclosure hereunder, enters the public domain other than by breach of this Agreement; information that, prior to disclosure, hereunder, was already in the recipient's possession, either without limitation on disclosure to others or subsequently becoming free of such limitation; (d) obtained by the recipient from a third party having an independent right to disclose this information; and
(e) that is available through discovery by independent research without use of or access to the Proprietary Information acquired from the other party. Each Party acknowledges and agrees that in the event of a breach or threatened breach of any of this Paragraph, the non-breaching Party will have no adequate remedy in damages and, accordingly, shall be entitled to seek injunctive relief; provided, however, no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.


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      6. IDT Representations and Warranties. TI USA PORTAL and IDT represent and warrant to each other that (i) each Party has full power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and any and all other documents executed or delivered by each party in connection with this Agreement, and to fulfill its obligations under, and to complete the transactions contemplated by, this Agreement and such documents, and (ii) this Agreement constitutes a legal, valid and binding obligation upon each of the Parties.

      7. Term and Termination.

      7.1 This Agreement shall commence as of the Effective Date and shall continue in full force and effect for an initial term of eighteen (18) months (the "Term") unless terminated earlier in accordance with the termination provisions hereunder. Upon at least thirty (30) days' notice prior to the expiration of the Term, TI USA PORTAL may elect to renew this Agreement for an additional one (1) year term on the same terms and conditions, subject to making mutually agreed upon adjustments to pricing and other terms necessary to reflect changes in market conditions. Thereafter, TI USA PORTAL may elect to renew this Agreement on terms (including service fees) to be mutually agreed upon by the Parties. Termination of this Agreement at any time shall not affect any rights, obligations or interests arising prior to the effective date of termination and which, to give effect to their meaning, must continue in accordance with their terms.

      7.2 If there is any material breach of this Agreement by one Party, the other Party may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement, in whole or in part, by giving thirty (30) days' written notice; provided, however, that such termination shall not be effective if the breach has been cured prior to the expiration of said thirty (30) days.

      7.3 Notwithstanding the foregoing, IDT's failure to comply with the Service levels set forth on Exhibit "A" to this Agreement shall constitute a material breach of this Agreement whereupon TI USA PORTAL may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement, in whole or in part, by giving IDT three
(3) days' written notice; provided, however, that such termination shall not be effective if the breach has been cured prior to the expiration of said three (3) days.

      7.4 Either Party may immediately terminate this Agreement in the event the other Party becomes bankrupt or insolvent, within the meaning of the United States Bankruptcy Code or any substantial and relevant portion of its assets are included in any arrangement with its creditors, an order to windup or submission to control by a receiver, assignee or trustee for the purpose of preserving the assets, whether by the voluntary act of the affected party or otherwise.

      7.5 TI USA PORTAL shall have the right upon termination or expiration of this Agreement, to transfer the performance of the Colocation Services to another service


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provider, IDT shall, at TI USA PORTAL's cost on a time and materials basis, provide reasonable assistance with any such transfer.

      8. Indemnification.

      8.1 IDT agrees to defend and hold TI USA PORTAL, its parent, affiliates, and their respective officers, directors, employees and agents harmless from and against any and all losses, damages, costs and expenses (including reasonable attorneys' fees and court costs) (collectively, "Losses") suffered or incurred by TI USA PORTAL based upon or in connection with a material breach by IDT of its obligations hereunder.

      8.2 TI USA PORTAL agrees to defend and hold IDT, its parent, affiliates and their respective officers, directors, employees and agents harmless from and against any and all losses suffered or incurred by IDT arising out of a breach of TI USA PORTAL's obligations hereunder or any failure of TI USA PORTAL's equipment housed in the Colocation space at IDT's facilities or any software installed thereon other than any such failure arising out of a breach by IDT of its obligations hereunder.

      8.3 The provisions of this Section 8 shall survive the expiration or termination of this Agreement.

      9. Inspection/Audit Rights. During the Term and for a period of one hundred eighty (180) days thereafter, upon at least five (5) business days notice to IDT, IDT shall provide TI USA PORTAL or its external auditors with access to IDT's facilities during normal business hours for the purpose of conducting an audit of IDT's operations as it deems necessary to insure that IDT is complying with its obligations hereunder, including, without limitations, service level obligations and payment obligations.

      10. Y2K Compliance. IDT represents and warrants to TI USA PORTAL that any and all hardware, software and firmware to be utilized by IDT in the performance of its obligations under this Agreement, including those used by it to provide the Colocation Services, will be "Year 2000 Compliant". "Year 2000 Compliant" means that such hardware, software and data, without causing failures in software, firmware or hardware and without leading to invalid or incorrect results during operation prior to, during and after January 1, 2000 A.D., will:
(i) operate without error relating to the date data, (ii) properly use, recognize and indicate dates from and after January 1, 2000 as both input and output, including without limitation, in any calculation of dates or length of time in the same century or in multiple centuries; and (iii) conform to proper leap year calculations from and after January 1, 2000.

      11. General.

      11.1 Entire Agreement. This Agreement, together with the Exhibits and other documents and/or attachments specifically referred to herein, constitutes the entire


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agreement between the Parties and supersedes any prior or inconsistent agreements, negotiations, representations and promises, written or oral, regarding the subject matter hereunder.

      11.2 Assignment/Sub-contractors. IDT may not assign, transfer or subcontract any of its rights and/or obligations hereunder other than to an affiliate without the written consent of TI USA PORTAL and any attempt to do so shall be void. IDT shall remain fully liable hereunder to the extent any permitted subcontractor fails or negligently performs any services contemplated hereunder and for any acts or omissions of any subcontractor and its personnel.

      11.3 Notices. All notices shall be in writing and either personally delivered or sent proper postage prepaid by certified or registered mail or overnight express service, with return receipt requested or by confirmed electronic means with acknowledgment of receipt by the other Party to the Parties as follows:

If to TI USA PORTAL:                         If to IDT:

Terra Networks Interactive Services          IDT Corporation
USA, LLC                                     190 Main Street
1221 Brickell Avenue
Miami, Florida 33131                         Hackensack, New Jersey 07601

Attn:                                        Attn: Hal Brecher

If to TI USA ISP: Terra Networks Access      If to IDT:      IDT CORPORATION
                  Services USA, LLC
                  1221 Brickell Avenue                       190 Main Street
                  Miami, Florida 33131                       Hackensack, N.J. 07601
Attn:                                        Attn:           Hal Brecher
Fax:                                         Fax:            (201) 928-885

With a copy to:   Greenberg Traurig, P.A.    With a copy to: Morrison & Foerster LLP
                  1221 Brickell Avenue                       1290 Avenue of the Americas
                  Miami, Florida 33131                       New York, New York
                  Attn: Patricia Menendez    Attn:           Raphael Grunfeld
                  Cambo
                  Fax: (203) 579-0717        Fax:            (212) 468-7900

Notices sent shall be deemed received when personally delivered or when the return receipt is signed or when acknowledgment of receipt is transmitted. Either Party may change the above address and/or addressees at any time upon notice to the other.

      11.4 Independent Contractors. Each Party is acting as an independent contractor. Each Party's personnel are not employees or agents of the other Party's for


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federal, state or other taxes or any other purposes whatsoever, and are not entitled to compensation, employee benefits or other incidents of employment from the other Party. Each Party assumes sole and full responsibility for the acts and omissions of its own employees, representatives and agents. Personnel of one Party have no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate any other party in any manner whatsoever. Except for the specific obligations set forth in this Agreement, nothing hereunder shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or business entity of any kind, nor shall anything in this Agreement be deemed to constitute either Party the agent or authorized representative of the other with respect to the subject matter of this Agreement. Except for payments mutually agreed upon and specifically described herein or otherwise mutually agreed upon in writing, nothing shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the Parties.

      11.5 Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with, the laws of the State of New York, without respect to its conflict of laws principles. Any legal action of whatever nature by or against the Parties arising out of or related in any respect to the Agreement shall be brought solely to that jurisdiction.

      11.6 Arbitration. All claims, disputes and other matters in question arising out of, or relating to, this Agreement shall be submitted to arbitration in accordance with the Rules of the American Arbitration Association then pertaining, unless the parties mutually agree otherwise, and pursuant to the following procedures:

a. Notice of the demand for arbitration shall be filed in writing with the other Party to this Agreement and with the American Arbitration Association. Three arbitrators shall be chosen. Each Party shall select one arbitrator, and the American Arbitration Association shall select the third arbitrator. A determination by a majority of the panel shall be binding on the Parties.

b. Reasonable discovery, as determined by the sole discretion of the arbitrators, shall be allowed.

c. All arbitration proceedings shall be held in Miami, Florida.

d. The Parties agree that the issues being resolved hereunder shall be determined by arbitration pursuant to the provisions set forth herein and pursuant to the applicable rules of the American Arbitration Association then in effect insofar as such rules are not inconsistent with the provisions set forth herein.

e. The costs and fees of the arbitration shall be allocated by the arbitrators. The party or parties prevailing in the arbitration will be entitled, in addition to such other relief as may be granted, to reasonable attorneys' fees, if any, as shall be awarded by the arbitrators.


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f. The award rendered by the arbitrators shall be final and in writing, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

      11.7 Waiver. No terms or provisions of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

      11.8 Amendments. No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by both Parties.

      11.9 Severability. Should any provision of this Agreement be held to be void, invalid or inoperative, the remaining provisions of this Agreement shall not be affected and shall continue in effect and the invalid provision shall be deemed modified to the least degree necessary to remedy such invalidity.

      11.10 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute the entire agreement between the Parties hereto.

      11.11 Survival. Any term which must survive, in order to give effect to its meaning, shall survive termination of this Agreement.

      IN WITNESS WHEREOF, The Parties hereto have caused this Agreement to be executed as of the day and year first above written.

Terra Networks Interactive Services                 IDT Corporation
             USA, LLC

By:    /s/ Juan Perea                        By:    /s/ Howard Jones
       ------------------------                     ------------------------

Name:  JUAN PEREA                            Name:  Howard Jones
       ------------------------                     ------------------------
           [Type or Print]                              [Type or Print]

Title: CEO                                   Title: CEO
       ------------------------                     ------------------------

Date:  10/6/99                               Date:  10/5/99
       ------------------------                     ------------------------


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                                    EXHIBIT A

                               COLOCATION SERVICES

I. Colocation Services. IDT will provide the following services to TI USA
PORTAL:

      a. Colocation of TI USA PORTAL Web Site;

      b. ensure that each TI USA PORTAL Web Site is accessible to third parties via the World Wide Web portion of the Internet;

      c. domain name registration;

      d. private peering Internet connectivity;

      e. redundant backbone connectivity;

      f. physical layout consulting and support services;

      g. a network operation center that responds to calls from TI USA PORTAL on a 24/7 basis;

      h. ability of TI USA PORTAL to view, on a real-time basis, the status of the system and activity statistics;

      i. ability of TI USA PORTAL to view, on a real-time basis, change management and trouble-ticketing; and

      j. access to the system from a browser, with the appropriate security measures as agreed upon by the Parties.

II. Colocation Space. At its sole cost and expense, and within 60 days of the Effective Date, IDT shall provide Colocation space at IDT's facilities sufficient to provide the Colocation Services in accordance with the terms and provisions of the Agreement. Without limiting the foregoing, IDT shall provide the following in respect of the Colocation space.

      a. Racks. IDT shall provide all of the equipment racks needed to hold the equipment utilized to provide the hosting services, including, without limitation, at least thirty-five (35) relay racks with cable management equipped for at least sixty-five (65) server level computers. IDT shall be responsible for the design and assembly of the racks. In any event, the racks shall meet the spatial dimensions and engineering specifications (e.g., power cooling and insulation) established by TI USA PORTAL from time to time. Without limiting the foregoing, IDT will provide to TI USA PORTAL at least seven (7) racks within ten
(10) days of the Effective Date, and an additional five (5)
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racks within the following eleven (11) days.

      b. Security. IDT shall maintain at the Colocation facilities safety and security controls and procedures that are at least equal to, and as rigorous as, these commonly maintained in the industry for similar facilities and services. The safety and security controls shall include, without limitation, requiring access controls and other controls ensuring the integrity, confidentiality and availability of all data and information stored and transmitted through such facilities. IDT shall immediately notify in writing TI USA PORTAL of any security breaches or other potential security exposures relating to the provision of Colocation Services by IDT or data relating to TI USA PORTAL.

      c. Other Services Relating to Colocation Space. IDT will also provide the following for the Colocation facilities: (i) at least ten (10) tons of air conditioning; (ii) at least 200 amps of electrical power; (iii) at least 60 minutes of battery back-up providing at least 125 KVA of power; (iv) diesel generator back-up providing at least 125 KVA of power; (v) raised data room flooring; (vi) a pre-action fire sprinkler system that complies with all local codes, laws and regulations; and (vii) suitable work space for at least 20 persons for 30 days following the Effective Date, and thereafter suitable work space for at least five persons. All power and air-conditioning provided by IDT will be monitored by IDT in accordance with industry standards, 24 hours a day, 7 days a week.

III. Service Guarantees. IDT will provide a 99.8% IP connectivity to the Internet within IDT's network. TI USA PORTAL will receive a one days credit of bandwidth, cabinet space, load balancing, back-up and access for each five continuous minutes of unplanned interruption to IP connectivity. IDT will also provide 99.8% web server availability and 99.8% database availability within IDT's network on a 24/7 basis. Notwithstanding the foregoing, IDT will allow for a maximum aggregate of two (2) hours of interruption to IP connectivity during each fifty-two (52) week period for maintenance purposes.

IV. Service Levels. IDT and TI USA PORTAL will expedite an agreement regarding service levels for the Colocation services described herein.
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                                   EXHIBIT "B"

                              IDT SUPPORT RESOURCES

      Backbone; DS3 running ATM. IDT shall provide a DS3 Internet port connection providing Internet connectivity from TI USA PORTAL's switch to IDT's collocated Internet equipment and facilities. The DS3 Internet port connection shall be capable initially to provide a connection bandwidth equal to two (6) T-1s (approximately 9 Mbps), expandable to full DS3 connection bandwidth commensurate with increased traffic demand. Additionally, IDT will provide a connection bandwidth equal to two (2) T-1s between the ISP at Hackensack and Piscataway, and four (4) T-1s between Piscataway and Andover, Massachusetts. These connections will be provided within twenty-eight (28) days after the Effective Date (forty-two days for the connection between Piscataway and Andover), unless delays are caused by third parties.

      Peering: In order to maintain utilization under 60%, by routing traffic more efficiently.

      Servers: Sun/Solaris, Compaq/Win NT, deploying multiple software packages (containing alarm systems) monitoring the network (bandwidth, peering, connectivity, CPU load, hard disk usage, software, etc.). Network monitoring and the application services shall be 24/7 utilizing SNMP Polling and Cabletron Spectrum for routers and circuits. IDT shall, to the extent of available communication methods, notify a representative of TI USA PORTAL previously identified in writing to IDT of any system failure within fifteen (15) minutes in a manner to be agreed upon by the Parties, provided such TI USA PORTAL representative is, at the time of such system failure, at the address and/or telephone number previously provided to IDT.

      Peering Links: Private transit links with major national backbone providers, including GTE, UUNET and others.

      Data Back-up Services: IDT will provide TI USA PORTAL with data backup services at IDT's sole cost, operational within fourteen (14) days of the Effective Date, to backup information related to TI USA PORTAL's operations or necessary to provide the Colocation Services.

      Server for Terminal Management: Terminal server for administration of the other servers comprising the TI USA PORTAL Web Site.

      Additional Services: All other hardware, software, telecommunication services and equipment necessary to implement the Services required to be provided by IDT by the Agreement with the components of IDT's current network. Any additional Services to be provided by IDT to TI USA PORTAL that require new components to IDT's
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network will be provided by IDT on the economic terms and conditions to be agreed upon by the parties in good faith.
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                                   EXHIBIT "C"

                         PAYMENT SCHEDULE AND CONDITIONS

      IDT will provide a payment schedule to TI USA PORTAL within two (2) days after the Effective Date, and TI USA PORTAL will notify IDT within one (1) day of receipt of the payment schedule as to whether TI USA PORTAL accepts the payment schedule and the services to be provided by IDT under the Colocation Agreement. If TI USA PORTAL does not accept such payment schedule and services, the Colocation Agreement shall automatically terminate and be of no further force and effect, without liability of either of the parties thereto.